Exhibit 99.2

NAVIENT REPORTS THIRD-QUARTER 2019 FINANCIAL RESULTS

WILMINGTON, Del., October 22, 2019 — Navient (Nasdaq: NAVI) today released its third-quarter 2019 financial results.

OVERALL RESULTS

•   GAAP net income of $145 million ($0.63 diluted earnings per share) compared to $114 million ($0.43 diluted earnings per share) in the year-ago quarter.

•   Adjusted(1) diluted Core Earnings(2) per share of $0.65 compared to $0.56 in the year-ago quarter.

•   Core Earnings of $142 million ($0.62 diluted Core Earnings per share) compared to $140 million ($0.53 diluted Core Earnings per share) in the year-ago quarter.

CEO COMMENTARY – “Navient delivered outstanding results for the quarter. Our performance included contributions across all business segments and demonstrates the potential of our business strategy,” said Jack Remondi, president and CEO of Navient. “We delivered an 18% return-on-equity, on higher net interest margins, record quarterly loan originations, continued strength in credit and higher business processing margins. We are exceeding all of our financial targets and I am looking forward to a strong finish in the fourth quarter.”

HIGHLIGHTS COMPARED TO THE YEAR-AGO QUARTER

FEDERAL EDUCATION LOANS SEGMENT	• FFELP Loan delinquency rate decreased 10%. • Asset recovery revenue increased $15 million (36%).
CONSUMER LENDING SEGMENT	• Originated $1.4 billion of Private Education Refinance Loans, up 57%. • Private Education Loan delinquency rate declined 24%.
BUSINESS PROCESSING SEGMENT	• EBITDA(2) margin of 20%. • Contingent collections receivables inventory increased 8% to $14.2 billion.
CAPITAL	• Repurchased 9.7 million common shares. • Paid $36 million in common stock dividends. • Tangible net asset ratio(2) of 1.27x.
FUNDING & LIQUIDITY	• Issued $1.3 billion in term ABS.
EXPENSES	• Adjusted Core Earnings expenses(3) decreased $2 million to $244 million.

(1)

Adjusted diluted Core Earnings per share, a non-GAAP financial measure, excludes $9 million and $10 million of restructuring and regulatory-related expenses in third-quarter 2019 and third-quarter 2018, respectively.

(2)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see page 4.

(3)

Adjusted Core Earnings expenses, a non-GAAP financial measure, exclude $9 million and $10 million of restructuring and regulatory-related expenses in third-quarter 2019 and third-quarter 2018, respectively.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS

In this segment, Navient holds and acquires FFELP Loans and performs servicing and asset recovery services on its own loan portfolio, federal education loans owned by the U.S. Department of Education and other institutions.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q19	2Q19	3Q18

Net interest income	$144	$145	$163
Provision for loan losses	8	8	10
Other revenue	120	122	127

Total revenue	256	259	280
Expenses	89	89	94

Pre-tax income	167	170	186

Net income	$128	$131	$143

Segment net interest margin	.82%	.81%	.82%
FFELP Loans:
FFELP Loan spread	.88%	.87%	.89%
Provision for loan losses	$8	$8	$10
Charge-offs	$9	$7	$13
Charge-off rate	.06%	.05%	.09%
Greater than 30-days delinquency rate	10.3%	10.5%	11.4%
Greater than 90-days delinquency rate	5.8%	6.1%	6.6%
Forbearance rate	12.6%	12.9%	12.4%
Average FFELP Loans	$67,206	$69,084	$75,582
Ending FFELP Loans, net	$66,087	$67,956	$74,257

(Dollars in billions)
Number of accounts serviced for ED (in millions)	5.7	5.7	6.0
Total federal loans serviced	$289	$289	$294
Contingent collections receivables inventory	$23.3	$26.3	$27.3

DISCUSSION OF RESULTS — 3Q19 vs. 3Q18

•	Core Earnings were $128 million compared to $143 million in the year-ago quarter.

•	Net interest income decreased $19 million primarily due to the natural paydown of the portfolio.

•	Provision for loan losses decreased $2 million.

○	Charge-offs declined 31% to $9 million from the year-ago quarter.

○	FFELP Loans greater than 30-days delinquency rate decreased 10% from the year-ago quarter.

•

Other revenue decreased $7 million primarily due to a $19 million decrease from the gains on sale of technology and third-party servicing contracts, and related transition services revenue in the year-ago quarter, partially offset by a $15 million (36%) increase in asset recovery revenue, primarily as a result of higher account resolution.

•	Expenses decreased $5 million.

•	The company acquired $39 million of FFELP Loans in the quarter.

CONSUMER LENDING

In this segment, Navient holds, originates and acquires consumer loans and performs servicing activities on its own loan portfolio.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q19	2Q19	3Q18

Net interest income	$199	$186	$202
Provision for loan losses	56	60	75
Other revenue	3	19	3

Total revenue	146	145	130
Expenses	44	34	38

Pre-tax income	102	111	92

Net income	$79	$85	$72

Segment net interest margin	3.45%	3.22%	3.35%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	3.67%	3.45%	3.60%
Provision for loan losses	$56	$60	$75
Charge-offs(1)	$87	$87	$116
Charge-off rate(1)	1.6%	1.6%	2.1%
Greater than 30-days delinquency rate	4.8%	5.0%	6.3%
Greater than 90-days delinquency rate	2.3%	2.5%	2.9%
Forbearance rate	3.0%	2.9%	3.9%
Average Private Education Loans	$22,205	$22,463	$23,107
Ending Private Education Loans, net	$21,846	$21,564	$22,447
Private Education Refinance Loans:
Charge-offs	$1	$1	$.1
Greater than 90-days delinquency rate	—%	—%	—%
Average Private Education Refinance Loans	$4,778	$4,252	$2,196
Ending Private Education Refinance Loans	$5,313	$4,256	$2,562
Private Education Refinance Loan originations	$1,420	$846	$903

(1)

Excluding the $21 million and $32 million of charge-offs on the receivable for partially charged-off loans in third-quarter 2019 and third-quarter 2018, respectively, that occurred as a result of changing the charge-off rate from 80.5% to 81% in third quarter 2019 and from 79% to 80.5% in third-quarter 2018.

DISCUSSION OF RESULTS — 3Q19 vs. 3Q18

•	Originated $1.4 billion of Private Education Refinance Loans compared to $903 million in the year-ago quarter.

•	Core Earnings were $79 million compared to $72 million in the year-ago quarter.

•	Net interest income decreased $3 million primarily due to the natural paydown of the portfolio.

•	Provision for loan losses decreased $19 million. Private Education Loan performance results include:

○

Excluding the $21 million and $32 million, respectively, related to the change in the portion of the loan amount charged off at default, charge-offs were $87 million compared with $116 million in third-quarter 2018.

○	Private Education Loan delinquencies greater than 90 days: $488 million, down $148 million from $636 million in third-quarter 2018.

○	Private Education Loan delinquencies greater than 30 days: $1.0 billion, down $363 million from $1.4 billion in third-quarter 2018.

○	Private Education Loan forbearances: $660 million, down $232 million from $892 million in third-quarter 2018.

•	Expenses were $6 million higher primarily due to an increase in loan originations.

BUSINESS PROCESSING

In this segment, Navient performs business processing services for non-education related government and healthcare clients.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q19	2Q19	3Q18

Revenue from government services	$39	$40	$40
Revenue from healthcare services	27	25	24

Total fee revenue	66	65	64
Expenses	54	56	59

Pre-tax income	12	9	5

Net income	$9	$7	$4

EBITDA(1)	$13	$11	$8
EBITDA Margin(1)	20%	17%	13%
Contingent collections receivables inventory (in billions)	$14.2	$15.0	$13.1

(1)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see below.

DISCUSSION OF RESULTS — 3Q19 vs. 3Q18

•	Core Earnings were $9 million compared to $4 million in the year-ago quarter.

•	EBITDA was $13 million, up 63% from the year-ago quarter.

•	The increase in Core Earnings and EBITDA above is primarily from growth in healthcare services revenue as well as reduced expenses in connection with efficiency initiatives.

•	Contingent collections receivables inventory increased 8% to $14.2 billion from the year-ago quarter as a result of new placements.

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. The following non-GAAP financial measures are presented within this Earnings Release:

1. Core Earnings

The difference between the company’s Core Earnings and its GAAP results is that Core Earnings excludes the impacts of: (1) mark-to-market gains/losses on derivatives and (2) goodwill and acquired intangible asset amortization and impairment. Management uses Core Earnings in making decisions regarding the company’s performance and the allocation of corporate resources and, as a result, our segment results are presented using Core Earnings. In addition, Navient’s equity investors, credit rating agencies and debt capital investors use these Core Earnings measures to monitor the company’s business performance. See “Core Earnings” on pages 13 – 22 for a reconciliation between GAAP net income and Core Earnings.

2. Tangible Net Asset Ratio

This ratio measures the amount of assets available to retire the company’s unsecured debt. Management and our equity investors, credit rating agencies and debt capital investors use this ratio to monitor and make decisions about the appropriate level of unsecured funding. See “Tangible Net Asset Ratio” on page 22 for a reconciliation of the tangible net asset ratio calculation.

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This metric measures the operating performance of the Business Processing segment and is used by management and our equity investors to monitor operating performance and determine the value of those businesses. See “Earnings before Interest, Taxes, Depreciation and Amortization Expense (‘EBITDA’)” on page 23 for a reconciliation of the EBITDA calculation for the Business Processing segment.

* * *

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2018 (filed with the SEC on February 26, 2019). Certain reclassifications have been made to the balances as of and for the three months ended September 30, 2018, to be consistent with classifications adopted for 2019, and had no effect on net income, total assets or total liabilities.

Navient will host an earnings conference call tomorrow, October 23, 2019, at 8 a.m. ET. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. To participate, join a live audio webcast at navient.com/investors or dial 855-838-4156 (USA and Canada) or dial 267-751-3600 (international) and use access code 1494508 starting at 7:45 a.m. ET.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments and other details, may be accessed at www.navient.com/investors under the webcasts tab.

A replay of the conference call will be available approximately two hours after the call’s conclusion through November 6, 2019, at navient.com/investors or by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 1494508.

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospects and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goal,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the risks and uncertainties associated with increases in financing costs; the availability of financing or limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the demand for asset management and business processing solutions or other changes in marketplaces in which we compete (including increased competition); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s underwriting standards or exposure to third parties, including counterparties to hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: unanticipated repayment trends on loans including prepayments or deferrals in our securitization trusts that could accelerate or delay repayment of the bonds; reductions to our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or those of our third-party vendors or customers, or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches, litigation, the politicization of student loan servicing or other actions or factors; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations whether new laws or regulations, or new interpretations of existing laws and regulations applicable to any of our businesses or activities or those of our vendors, suppliers or customers; changes in the general interest rate environment, including the availability of any relevant money-market index rate, including LIBOR, or the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; activities by shareholder activists, including a proxy contest or any unsolicited takeover proposal; changes in general economic conditions; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2018, and in our other reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) is a leader in education loan management and business processing solutions for education, healthcare and government clients at the federal, state and local levels. The company helps its clients and millions of Americans achieve financial success through services and support. Headquartered in Wilmington, Delaware, Navient also employs team members in western New York, northeastern Pennsylvania, Indiana, Tennessee, Texas, Virginia, Wisconsin and other locations. Learn more at Navient.com.

Contact:

Media:	Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors:	Joe Fisher, 302-283-4075, joe.fisher@navient.com Nathan Rutledge, 703-984-6801, nathan.rutledge@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED			NINE MONTHS ENDED
(In millions, except per share data)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
GAAP Basis
Net income	$145	$153	$114	$425	$323
Diluted earnings per common share	$.63	$.64	$.43	$1.79	$1.21
Weighted average shares used to compute diluted earnings per share	228	238	264	238	267
Net interest margin, Federal Education Loan segment	.79%	.83%	.68%	.79%	.72%
Net interest margin, Consumer Lending segment	3.52%	3.31%	3.40%	3.37%	3.33%
Return on assets	.61%	.64%	.43%	.59%	.40%
Ending FFELP Loans, net	$66,087	$67,956	$74,257	$66,087	$74,257
Ending Private Education Loans, net	21,846	21,564	22,447	21,846	22,447

Ending total education loans, net	$87,933	$89,520	$96,704	$87,933	$96,704

Average FFELP Loans	$67,206	$69,084	$75,582	$69,157	$78,165
Average Private Education Loans	22,205	22,463	23,107	22,474	23,392

Average total education loans	$89,411	$91,547	$98,689	$91,631	$101,557

Core Earnings Basis(1)
Net income	$142	$175	$140	$454	$379
Diluted earnings per common share	$.62	$.74	$.53	$1.91	$1.42
Adjusted diluted earnings per common share(2)	$.65	$.74	$.56	$1.97	$1.51
Weighted average shares used to compute diluted earnings per share	228	238	264	238	267
Net interest margin, Federal Education Loan segment	.82%	.81%	.82%	.81%	.82%
Net interest margin, Consumer Lending segment	3.45%	3.22%	3.35%	3.29%	3.26%
Return on assets	.60%	.73%	.53%	.63%	.47%
Ending FFELP Loans, net	$66,087	$67,956	$74,257	$66,087	$74,257
Ending Private Education Loans, net	21,846	21,564	22,447	21,846	22,447

Ending total education loans, net	$87,933	$89,520	$96,704	$87,933	$96,704

Average FFELP Loans	$67,206	$69,084	$75,582	$69,157	$78,165
Average Private Education Loans	22,205	22,463	23,107	22,474	23,392

Average total education loans	$89,411	$91,547	$98,689	$91,631	$101,557

(1)

Core Earnings are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation, of Core Earnings, see the section titled “Non-GAAP Financial Measures — Core Earnings.”

(2)

Adjusted diluted Core Earnings per share, a non-GAAP financial measure, excludes restructuring and regulatory expenses of $9 million, $2 million and $10 million for the three months ended September 30, 2019, June 30, 2019 and September 30, 2018, respectively, and $19 million and $31 million for the nine months ended September 30, 2019 and September 30, 2018, respectively. Regulatory costs for the nine months ended September 30, 2019, are net of a $10 million insurance policy reimbursement for costs related to such matters.

RESULTS OF OPERATIONS

We present the results of operations below first on a consolidated basis in accordance with GAAP. Following our discussion of consolidated earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures – Core Earnings” for further discussion).

GAAP STATEMENTS OF INCOME (UNAUDITED)

				September 30, 2019 vs. June 30, 2019		September 30, 2019 vs. September 30, 2018
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	September 30, 2019	June 30, 2019	September 30, 2018	$	%	$	%
Interest income:
FFELP Loans	$706	$742	$759	$(36)	(5)%	$(53)	(7)%
Private Education Loans	437	436	455	1	—	(18)	(4)
Other loans	—	1	1	(1)	(100)	(1)	(100)
Cash and investments	23	25	26	(2)	(8)	(3)	(12)

Total interest income	1,166	1,204	1,241	(38)	(3)	(75)	(6)
Total interest expense	854	911	935	(57)	(6)	(81)	(9)

Net interest income	312	293	306	19	6	6	2
Less: provisions for loan losses	64	68	85	(4)	(6)	(21)	(25)

Net interest income after provisions for loan losses	248	225	221	23	10	27	12
Other income (loss):
Servicing revenue	60	60	70	—	—	(10)	(14)
Asset recovery and business processing revenue	123	123	106	—	—	17	16
Other income (loss)	9	11	28	(2)	(18)	(19)	(68)
Gains on sales of loans	—	16	—	(16)	(100)	—	—
Gains (losses) on debt repurchases	—	44	(1)	(44)	(100)	1	(100)
Gains (losses) on derivative and hedging activities, net	4	(32)	2	36	(113)	2	100

Total other income (loss)	196	222	205	(26)	(12)	(9)	(4)
Expenses:
Operating expenses	251	241	255	10	4	(4)	(2)
Goodwill and acquired intangible asset impairment and amortization expense	6	11	23	(5)	(45)	(17)	(74)
Restructuring/other reorganization expenses	2	1	1	1	100	1	100

Total expenses	259	253	279	6	2	(20)	(7)

Income before income tax expense	185	194	147	(9)	(5)	38	26
Income tax expense	40	41	33	(1)	(2)	7	21

Net income	$145	$153	$114	$(8)	(5)%	$31	27%

Basic earnings per common share	$.64	$.65	$.44	$(.01)	(2)%	$.20	45%

Diluted earnings per common share	$.63	$.64	$.43	$(.01)	(2)%	$.20	47%

Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

	NINE MONTHS ENDED September 30,		Increase (Decrease)
(In millions, except per share data)	2019	2018	$	%
Interest income:
FFELP Loans	$2,211	$2,242	$(31)	(1)%
Private Education Loans	1,317	1,327	(10)	(1)
Other loans	2	4	(2)	(50)
Cash and investments	75	66	9	14

Total interest income	3,605	3,639	(34)	(1)
Total interest expense	2,714	2,707	7	—

Net interest income	891	932	(41)	(4)
Less: provisions for loan losses	208	284	(76)	(27)

Net interest income after provisions for loan losses	683	648	35	5
Other income (loss):
Servicing revenue	182	210	(28)	(13)
Asset recovery and business processing revenue	364	313	51	16
Other income (loss)	37	29	8	28
Gains on sales of loans	16	—	16	100
Gains (losses) on debt repurchases	59	(9)	68	(756)
Gains (losses) on derivative and hedging activities, net	(21)	10	(31)	(310)

Total other income (loss)	637	553	84	15
Expenses:
Operating expenses	749	731	18	2
Goodwill and acquired intangible asset impairment and amortization expense	23	39	(16)	(41)
Restructuring/other reorganization expenses	4	10	(6)	(60)

Total expenses	776	780	(4)	(1)

Income before income tax expense	544	421	123	29
Income tax expense	119	98	21	21

Net income	$425	$323	$102	32%

Basic earnings per common share	$1.81	$1.23	$.58	47%

Diluted earnings per common share	$1.79	$1.21	$.58	48%

Dividends per common share	$.48	$.48	$—	—%

GAAP BALANCE SHEET (UNAUDITED)

(In millions, except share and per share data)	September 30, 2019	June 30, 2019	September 30, 2018
Assets
FFELP Loans (net of allowance for losses of $65, $67 and $79, respectively)	$66,087	$67,956	$74,257
Private Education Loans (net of allowance for losses of $1,101, $1,151 and $1,226, respectively)	21,846	21,564	22,447
Investments	241	222	296
Cash and cash equivalents	1,583	1,746	2,143
Restricted cash and cash equivalents	2,677	2,680	3,105
Goodwill and acquired intangible assets, net	763	769	792
Other assets	3,356	3,383	3,453

Total assets	$96,553	$98,320	$106,493

Liabilities
Short-term borrowings	$7,004	$6,785	$5,007
Long-term borrowings	84,769	86,776	96,089
Other liabilities	1,528	1,447	1,642

Total liabilities	93,301	95,008	102,738

Commitments and contingencies
Equity
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 450 million, 450 million and 445 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,188	3,181	3,142
Accumulated other comprehensive income (loss), net of tax	(124)	(80)	227
Retained earnings	3,527	3,418	3,186

Total Navient Corporation stockholders’ equity before treasury stock	6,595	6,523	6,559
Less: Common stock held in treasury: 229 million, 220 million and 187 million shares, respectively	(3,355)	(3,222)	(2,835)

Total Navient Corporation stockholders’ equity	3,240	3,301	3,724
Noncontrolling interest	12	11	31

Total equity	3,252	3,312	3,755

Total liabilities and equity	$96,553	$98,320	$106,493

CONSOLIDATED EARNINGS SUMMARY — GAAP BASIS

Three Months Ended September 30, 2019 Compared with Three Months Ended September 30, 2018

For the three months ended September 30, 2019, net income was $145 million, or $0.63 diluted earnings per common share, compared with net income of $114 million, or $0.43 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income increased by $6 million. Excluding the impact of a new accounting standard discussed below, net interest income would have decreased $5 million, primarily as a result of the natural paydown of the education loan portfolio. ASU No. 2017-12, “Derivatives and Hedging,” was adopted on January 1, 2019. This new accounting standard requires the mark-to-market gains and losses from qualifying fair value hedge relationships to be recorded in the same line item on the income statement of the item being hedged. As a result, the mark-to-market gains and losses from fair value hedging activity are now recorded in interest expense whereas they were previously recorded in gains (losses) on derivative and hedging activities, net. This change in presentation is prospective only and resulted in $11 million of gains being recorded in interest expense in third-quarter 2019.

•	Provisions for loan losses decreased $21 million:

○

The provision for FFELP loan losses was $8 million, down $2 million. Loan delinquencies greater than 90 days decreased $902 million from the year-ago quarter. Outstanding FFELP Loans decreased $8.2 billion from the year-ago quarter.

○

The provision for Private Education Loan losses was $56 million, down $19 million. Loan delinquencies greater than 90 days decreased by $148 million and forbearances decreased by $232 million compared with the year-ago quarter. Outstanding non-refinance Private Education Loans decreased $3.4 billion from the year-ago quarter.

•

Servicing revenue decreased $10 million primarily due to a $5 million gain on the sale of third-party servicing contracts in the year-ago quarter. The remaining decrease is primarily the result of the natural paydown of the FFELP Loan portfolio serviced for third parties.

•	Asset recovery and business processing revenue increased by $17 million primarily due to higher account resolution.

•	Other income decreased $19 million primarily due to a $14 million decrease from the gain on the sale of technology and related transition services revenue in the year-ago quarter.

•

Excluding regulatory-related costs of $7 million and $9 million, respectively, operating expenses were $244 million and $246 million in third-quarter 2019 and 2018, respectively. On an adjusted basis, expenses were $1 million higher. Adjusted 2019 expenses exclude $2 million of costs associated with proxy contest matters and $4 million of transition services costs, and adjusted 2018 expenses exclude $9 million of transition services costs.

•

Acquired intangible asset impairment and amortization expense decreased $17 million primarily as the result of the notice of termination of a contract in our government services reporting unit in the year-ago quarter which resulted in $16 million of impairment on the related intangible asset.

•

During the third quarters of 2019 and 2018, the Company incurred $2 million and $1 million, respectively, of restructuring/other reorganization expenses in connection with an effort to reduce costs and improve operating efficiency. These charges were due primarily to severance-related costs.

We repurchased 9.7 million and 6.9 million shares of our common stock during the third-quarters of 2019 and 2018, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 36 million common shares (or 14%) from the year-ago period.

Nine Months Ended September 30, 2019 Compared with Nine Months Ended September 30, 2018

For the nine months ended September 30, 2019, net income was $425 million, or $1.79 diluted earnings per common share, compared with net income of $323 million, or $1.21 diluted earnings per common share, for the nine months ended June 30, 2018.

The primary contributors to the change in net income are as follows:

•	Net interest income decreased by $41 million, primarily as a result of the natural paydown of the education loan portfolio.

•	Provisions for loan losses decreased $76 million:

○

The provision for FFELP loan losses was $23 million, down $37 million primarily due to a higher temporary charge-off estimate in the year-ago period as a result of an elevated use of disaster forbearance at the end of 2017 and other factors. Loan delinquencies greater than 90 days decreased $902 million from the year-ago period. Outstanding FFELP Loans decreased $8.2 billion from the year-ago period.

○

The provision for Private Education Loan losses was $185 million, down $39 million. Loan delinquencies greater than 90 days decreased by $148 million and forbearances decreased by $232 million compared with the year-ago period. Outstanding non-refinance Private Education Loans decreased $3.4 billion from the year-ago period.

•

Servicing revenue decreased $28 million due to a $12 million gain on the sale of third-party servicing contracts in the year-ago period. The remaining decrease is primarily the result of the natural paydown of the FFELP Loan portfolio serviced for third parties.

•	Asset recovery and business processing revenue increased by $51 million due to higher account resolution.

•	Net gains on sales of loans increased by $16 million, due to the $16 million gain on sale of $412 million of Private Education Refinance Loans in second-quarter 2019.

•

Net gains on debt repurchases increased by $68 million. We repurchased $184 million of debt at a $59 million gain in the nine months ended September 30, 2019 compared to $1.4 billion repurchased at a $9 million loss in the year-ago period.

•

Net gains on derivative and hedging activities decreased $31 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Excluding regulatory-related costs of $15 million and $21 million, respectively, operating expenses were $734 million and $710 million in the nine months ended September 30, 2019 and 2018, respectively. On an adjusted basis, expenses were $25 million lower primarily as a result of ongoing cost-saving initiatives across the Company. Adjusted 2019 expenses exclude $11 million of costs associated with proxy contest matters and $16 million of transition services costs. Adjusted 2018 expenses exclude the release of a $40 million reserve related to the resolution of a contingency, a $9 million one-time fee paid to convert $3 billion of Private Education Loans from a third-party servicer to Navient’s servicing platform and $9 million of transition services costs. Regulatory costs in the current period are net of a $10 million insurance policy reimbursement for costs related to such matters.

•

Acquired intangible asset impairment and amortization expense decreased $16 million primarily as the result of the notice of termination of a contract in our government services reporting unit in the year-ago period which resulted in $16 million of impairment on the related intangible asset.

•

During the nine months ended September 30, 2019 and 2018, the Company incurred $4 million and $10 million, respectively, of restructuring/other reorganization expenses in connection with an effort to reduce costs and improve operating efficiency. These charges were due primarily to severance-related costs.

We repurchased 28.7 million and 6.9 million shares of our common stock during the nine months ended September 30, 2019 and 2018, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 29 million common shares (or 11%) from the year-ago period.

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. The following non-GAAP financial measures are presented within this Earnings Release: (1) Core Earnings, (2) Tangible Net Asset Ratio and (3) EBITDA for the Business Processing segment.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide Core Earnings disclosure in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

The following tables show Core Earnings for each reportable segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP.

	QUARTER ENDED SEPTEMBER 30, 2019
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$721	$437	$—	$—	$1,158	$2	$(17)	$(15)	$1,143
Other loans	—	—	—	—	—	—	—	—	—
Cash and investments	11	4	—	8	23	—	—	—	23

Total interest income	732	441	—	8	1,181	2	(17)	(15)	1,166
Total interest expense	588	242	—	42	872	(4)	(14)	(18)	854

Net interest income (loss)	144	199	—	(34)	309	6	(3)	3	312
Less: provisions for loan losses	8	56	—	—	64	—	—	—	64

Net interest income (loss) after provisions for loan losses	136	143	—	(34)	245	6	(3)	3	248
Other income (loss):
Servicing revenue	57	3	—	—	60	—	—	—	60
Asset recovery and business processing revenue	57	—	66	—	123	—	—	—	123
Other income (loss)	6	—	—	3	9	(6)	10	4	13

Total other income (loss)	120	3	66	3	192	(6)	10	4	196
Expenses:
Direct operating expenses	89	44	54	—	187	—	—	—	187
Unallocated shared services expenses	—	—	—	64	64	—	—	—	64

Operating expenses	89	44	54	64	251	—	—	—	251
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	6	6	6
Restructuring/other reorganization expenses	—	—	—	2	2	—	—	—	2

Total expenses	89	44	54	66	253	—	6	6	259

Income (loss) before income tax expense (benefit)	167	102	12	(97)	184	—	1	1	185
Income tax expense (benefit)(2)	39	23	3	(23)	42	—	(2)	(2)	40

Net income (loss)	$128	$79	$9	$(74)	$142	$—	$3	$3	$145

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2019
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$3	$—	$3
Total other income (loss)	4	—	4
Goodwill and acquired intangible asset impairment and amortization	—	6	6

Total Core Earnings adjustments to GAAP	$7	$(6)	1

Income tax expense (benefit)			(2)

Net income (loss)			$3

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED JUNE 30, 2019
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$758	$436	$—	$—	$1,194	$1	$(17)	$(16)	$1,178
Other loans	—	1	—	—	1	—	—	—	1
Cash and investments	14	4	—	7	25	—	—	—	25

Total interest income	772	441	—	7	1,220	1	(17)	(16)	1,204
Total interest expense	627	255	—	42	924	(2)	(11)	(13)	911

Net interest income (loss)	145	186	—	(35)	296	3	(6)	(3)	293
Less: provisions for loan losses	8	60	—	—	68	—	—	—	68

Net interest income (loss) after provisions for loan losses	137	126	—	(35)	228	3	(6)	(3)	225
Other income (loss):
Servicing revenue	57	3	—	—	60	—	—	—	60
Asset recovery and business processing revenue	58	—	65	—	123	—	—	—	123
Other income (loss)	7	—	—	4	11	(38)	6	(32)	(21)
Gains on sales of loans	—	16	—	—	16	—	—	—	16
Gains on debt repurchases	—	—	—	32	32	35	(23)	12	44

Total other income (loss)	122	19	65	36	242	(3)	(17)	(20)	222
Expenses:
Direct operating expenses	89	34	56	—	179	—	—	—	179
Unallocated shared services expenses	—	—	—	62	62	—	—	—	62

Operating expenses	89	34	56	62	241	—	—	—	241
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	11	11	11
Restructuring/other reorganization expenses	—	—	—	1	1	—	—	—	1

Total expenses	89	34	56	63	242	—	11	11	253

Income (loss) before income tax expense (benefit)	170	111	9	(62)	228	—	(34)	(34)	194
Income tax expense (benefit)(2)	39	26	2	(14)	53	—	(12)	(12)	41

Net income (loss)	$131	$85	$7	$(48)	$175	$—	$(22)	$(22)	$153

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED JUNE 30, 2019
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(3)	$—	$(3)
Total other income (loss)	(20)	—	(20)
Goodwill and acquired intangible asset impairment and amortization	—	11	11

Total Core Earnings adjustments to GAAP	$(23)	$(11)	(34)

Income tax expense (benefit)			(12)

Net income (loss)			$(22)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED SEPTEMBER 30, 2018
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$774	$455	$—	$—	$1,229	$3	$(18)	$(15)	$1,214
Other loans	1	—	—	—	1	—	—	—	1
Cash and investments	12	4	—	10	26	—	—	—	26

Total interest income	787	459	—	10	1,256	3	(18)	(15)	1,241
Total interest expense	624	257	—	48	929	9	(3)	6	935

Net interest income (loss)	163	202	—	(38)	327	(6)	(15)	(21)	306
Less: provisions for loan losses	10	75	—	—	85	—	—	—	85

Net interest income (loss) after provisions for loan losses	153	127	—	(38)	242	(6)	(15)	(21)	221
Other income (loss):
Servicing revenue	67	3	—	—	70	—	—	—	70
Asset recovery and business processing revenue	42	—	64	—	106	—	—	—	106
Other income (loss)	18	—	—	3	21	6	3	9	30
Losses on debt repurchases	—	—	—	(1)	(1)	—	—	—	(1)

Total other income (loss)	127	3	64	2	196	6	3	9	205
Expenses:
Direct operating expenses	94	38	59	—	191	—	—	—	191
Unallocated shared services expenses	—	—	—	64	64	—	—	—	64

Operating expenses	94	38	59	64	255	—	—	—	255
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	23	23	23
Restructuring/other reorganization expenses	—	—	—	1	1	—	—	—	1

Total expenses	94	38	59	65	256	—	23	23	279

Income (loss) before income tax expense (benefit)	186	92	5	(101)	182	—	(35)	(35)	147
Income tax expense (benefit)(2)	43	20	1	(22)	42	—	(9)	(9)	33

Net income (loss)	$143	$72	$4	$(79)	$140	$—	$(26)	$(26)	$114

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2018
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(21)	$—	$(21)
Total other income (loss)	9	—	9
Goodwill and acquired intangible asset impairment and amortization	—	23	23

Total Core Earnings adjustments to GAAP	$(12)	$(23)	(35)

Income tax expense (benefit)			(9)

Net income (loss)			$(26)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	NINE MONTHS ENDED SEPTEMBER 30, 2019
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$2,258	$1,317	$—	$—	$3,575	$4	$(51)	$(47)	$3,528
Other loans	1	1	—	—	2	—	—	—	2
Cash and investments	41	13	—	21	75	—	—	—	75

Total interest income	2,300	1,331	—	21	3,652	4	(51)	(47)	3,605
Total interest expense	1,866	758	—	122	2,746	(2)	(30)	(32)	2,714

Net interest income (loss)	434	573	—	(101)	906	6	(21)	(15)	891
Less: provisions for loan losses	23	185	—	—	208	—	—	—	208

Net interest income (loss) after provisions for loan losses	411	388	—	(101)	698	6	(21)	(15)	683
Other income (loss):
Servicing revenue	174	8	—	—	182	—	—	—	182
Asset recovery and business processing revenue	165	—	199	—	364	—	—	—	364
Other income (loss)	22	1	—	12	35	(45)	26	(19)	16
Gains on sales of loans	—	16	—	—	16	—	—	—	16
Gains on debt repurchases	—	—	—	47	47	39	(27)	12	59

Total other income (loss)	361	25	199	59	644	(6)	(1)	(7)	637
Expenses:
Direct operating expenses	270	117	165	—	552	—	—	—	552
Unallocated shared services expenses	—	—	—	197	197	—	—	—	197

Operating expenses	270	117	165	197	749	—	—	—	749
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	23	23	23
Restructuring/other reorganization expenses	—	—	—	4	4	—	—	—	4

Total expenses	270	117	165	201	753	—	23	23	776

Income (loss) before income tax expense (benefit)	502	296	34	(243)	589	—	(45)	(45)	544
Income tax expense (benefit)(2)	115	68	8	(56)	135	—	(16)	(16)	119

Net income (loss)	$387	$228	$26	$(187)	$454	$—	$(29)	$(29)	$425

(1)	Core Earnings adjustments to GAAP:

	NINE MONTHS ENDED SEPTEMBER 30, 2019
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(15)	$—	$(15)
Total other income (loss)	(7)	—	(7)
Goodwill and acquired intangible asset impairment and amortization	—	23	23

Total Core Earnings adjustments to GAAP	$(22)	$(23)	(45)

Income tax expense (benefit)			(16)

Net income (loss)			$(29)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	NINE MONTHS ENDED SEPTEMBER 30, 2018
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$2,281	$1,327	$—	$—	$3,608	$14	$(53)	$(39)	$3,569
Other loans	3	1	—	—	4	—	—	—	4
Cash and investments	31	9	—	26	66	—	—	—	66

Total interest income	2,315	1,337	—	26	3,678	14	(53)	(39)	3,639
Total interest expense	1,817	746	—	139	2,702	13	(8)	5	2,707

Net interest income (loss)	498	591	—	(113)	976	1	(45)	(44)	932
Less: provisions for loan losses	60	224	—	—	284	—	—	—	284

Net interest income (loss) after provisions for loan losses	438	367	—	(113)	692	1	(45)	(44)	648
Other income (loss):
Servicing revenue	201	9	—	—	210	—	—	—	210
Asset recovery and business processing revenue	112	—	201	—	313	—	—	—	313
Other income (loss)	20	—	—	6	26	(1)	14	13	39
Losses on debt repurchases	—	—	—	(9)	(9)	—	—	—	(9)

Total other income (loss)	333	9	201	(3)	540	(1)	14	13	553
Expenses:
Direct operating expenses	209	133	172	—	514	—	—	—	514
Unallocated shared services expenses	—	—	—	217	217	—	—	—	217

Operating expenses	209	133	172	217	731	—	—	—	731
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	39	39	39
Restructuring/other reorganization expenses	—	—	—	10	10	—	—	—	10

Total expenses	209	133	172	227	741	—	39	39	780

Income (loss) before income tax expense (benefit)	562	243	29	(343)	491	—	(70)	(70)	421
Income tax expense (benefit)(2)	128	56	7	(79)	112	—	(14)	(14)	98

Net income (loss)	$434	$187	$22	$(264)	$379	$—	$(56)	$(56)	$323

(1)	Core Earnings adjustments to GAAP:

	NINE MONTHS ENDED SEPTEMBER 30, 2018
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(44)	$—	$(44)
Total other income (loss)	13	—	13
Goodwill and acquired intangible asset impairment and amortization	—	39	39

Total Core Earnings adjustments to GAAP	$(31)	$(39)	(70)

Income tax expense (benefit)			(14)

Net income (loss)			$(56)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between Core Earnings and GAAP net income and details each specific adjustment required to reconcile our Core Earnings segment presentation to our GAAP earnings.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2018	September 30, 2018
Core Earnings net income attributable to Navient Corporation	$142	$175	$140	$454	$379
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	7	(23)	(12)	(22)	(31)
Net impact of goodwill and acquired intangible assets	(6)	(11)	(23)	(23)	(39)
Net tax effect	2	12	9	16	14

Total Core Earnings adjustments to GAAP	3	(22)	(26)	(29)	(56)

GAAP net income attributable to Navient Corporation	$145	$153	$114	$425	$323

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These gains and losses occur in our Federal Education Loans, Consumer Lending and Other reportable segments. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the mark-to-market gain will equal the amount for which we sold the contract. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Core Earnings derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$4	$(32)	$2	$(21)	$10
Plus: Gains (losses) on fair value hedging activity included in interest expense	11	7	—	20	—

Total gains (losses)	$15	$(25)	$2	$(1)	$10
Plus: Settlements on derivative and hedging activities, net(1)	6	38	(6)	45	1

Mark-to market gains (losses) on derivative and hedging activities, net(2)	21	13	(4)	44	11
Amortization of net premiums on Floor Income Contracts in net interest income for Core Earnings	(17)	(17)	(18)	(51)	(53)
Other derivative accounting adjustments(3)	3	(19)	10	(15)	11

Total net impact of derivative accounting	$7	$(23)	$(12)	$(22)	$(31)

(1)

Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Reclassification of settlements on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(2)	$(1)	$(3)	$(4)	$(14)
Net settlement income (expense) on interest rate swaps reclassified to net interest income	(4)	(2)	9	(2)	13
Net realized gains (losses) on terminated derivative contracts reclassified to other income	—	(35)	—	(39)	—

Total reclassifications of settlements on derivative and hedging activities	$(6)	$(38)	$6	$(45)	$(1)

(2)	“Mark-to-market gains (losses) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Floor Income Contracts	$(6)	$(48)	$9	$(52)	$53
Basis swaps	12	7	(17)	10	15
Foreign currency hedges	8	43	3	69	(71)
Other	7	11	1	17	14

Total mark-to-market gains (losses) on derivative and hedging activities, net	$21	$13	$(4)	$44	$11

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for Core Earnings and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of September 30, 2019, derivative accounting has decreased GAAP equity by approximately $289 million as a result of cumulative net mark-to-market losses (after tax) recognized under GAAP, but not under Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains and losses related to derivative accounting.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Beginning impact of derivative accounting on GAAP equity	$(249)	$(109)	$108	$(34)	$5
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	(40)	(140)	17	(255)	120

Ending impact of derivative accounting on GAAP equity	$(289)	$(249)	$125	$(289)	$125

(1) Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Total pre-tax net impact of derivative accounting recognized in net income(2)	$7	$(23)	$(12)	$(22)	$(31)
Tax impact of derivative accounting adjustment recognized in net income	(2)	6	5	4	(3)
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	(45)	(123)	24	(237)	154

Net impact of net mark-to-market gains (losses) under derivative accounting	$(40)	$(140)	$17	$(255)	$120

(2) See “Core Earnings derivative adjustments” table above.

Hedging Embedded Floor Income

Net Floor premiums received on Floor Income Contracts that have not been amortized into Core Earnings as of the respective period-ends are presented in the table below. These net premiums will be recognized in Core Earnings in future periods. As of September 30, 2019, the remaining amortization term of the net floor premiums was approximately 4 years. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

In addition to using Floor Income Contracts, we also use pay-fixed interest rate swaps to hedge the embedded Floor Income within FFELP Loans. These interest rate swaps qualify as GAAP hedges and are accounted for as cash flow hedges of variable rate debt. For GAAP, gains and losses on these hedges are recorded in accumulated other comprehensive income. Hedged Floor Income from these cash flow hedges that has not been recognized into Core Earnings and GAAP as of the respective period-ends is presented in the table below. This hedged Floor Income will be recognized in Core Earnings and GAAP in future periods and is presented net of tax. As of September 30, 2019, the remaining hedged period is approximately 5 years. Historically, we have used pay-fixed interest rate swaps on a periodic basis to hedge embedded Floor Income and depending upon market conditions and pricing, we may enter into swaps in the future. The balance of unrecognized hedged Floor Income will increase as we enter into new swaps and decline as revenue is recognized.

(Dollars in millions)	September 30, 2019	June 30, 2019	September 30, 2018
Unamortized net Floor premiums (net of tax)	$(88)	$(100)	$(137)
Unrecognized hedged Floor Income related to pay fixed interest rate swaps (net of tax)	(519)	(564)	(628)

Total hedged Floor Income, net of tax(1)(2)	$(607)	$(664)	$(765)

(1)  $(788) million, $(863) million and $(994) million on a pre-tax basis as of September 30, 2019, June 30, 2019 and September 30, 2018, respectively.

(2)  Of the $607 million as of September 30, 2019, approximately $54 million, $191 million and $164 million will be recognized as part of Core Earnings net income in 2019, 2020 and 2021, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Core Earnings goodwill and acquired intangible asset adjustments	$(6)	$(11)	$(23)	$(23)	$(39)

2. Tangible Net Asset Ratio

This ratio measures the amount of assets available to retire the Company’s unsecured debt. Management and Navient’s equity investors, credit rating agencies and debt capital investors use this ratio to monitor and make decisions about the appropriate level of unsecured funding required. The tangible net asset ratio is calculated as:

(Dollars in billions)	September 30, 2019	June 30, 2019	September 30, 2018
GAAP assets	$96.6	$98.3	$106.5
Less:
Goodwill and acquired intangible assets	.8	.8	.8
Secured debt	81.4	83.1	88.7
Other liabilities, adjustments for the impact of derivative accounting under GAAP and unamortized net floor premiums	1.0	.9	1.0

Tangible net assets	$13.4	$13.5	$16.0

Divided by:
Unsecured debt (par)	$10.6	$10.6	$13.0

Tangible net asset ratio	1.27x	1.27x	1.23x

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This metric measures the amount of operating cash flow generated by the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Pre-tax income	$12	$9	$5	$34	$29
Plus:
Depreciation and amortization expense(1)	1	2	3	4	5

EBITDA	$13	$11	$8	$38	$34

Divided by:
Total revenue	$66	$65	$64	$199	$201

EBITDA margin	20%	17%	13%	19%	17%

(1)	There is no interest expense in this segment.

FINANCIAL CONDITION

This section provides additional information regarding the credit quality and performance indicators related to our Private Education Loan portfolio.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance — GAAP and Core Earnings Basis

	September 30, 2019		June 30, 2019		September 30, 2018

(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$675		$686		$892
Loans in forbearance(2)	660		641		892
Loans in repayment and percentage of each status:
Loans current	20,626	95.2%	20,369	95.0%	20,605	93.7%
Loans delinquent 31-60 days(3)	339	1.6	327	1.5	467	2.1
Loans delinquent 61-90 days(3)	202	.9	219	1.0	289	1.3
Loans delinquent greater than 90 days(3)	488	2.3	524	2.5	636	2.9

Total Private Education Loans in repayment	21,655	100%	21,439	100%	21,997	100%

Total Private Education Loans, gross	22,990		22,766		23,781
Private Education Loan unamortized discount	(646)		(691)		(796)

Total Private Education Loans	22,344		22,075		22,985
Private Education Loan receivable for partially charged-off loans	603		640		688
Private Education Loan allowance for losses	(1,101)		(1,151)		(1,226)

Private Education Loans, net	$21,846		$21,564		$22,447

Percentage of Private Education Loans in repayment		94.2%		94.2%		92.5%

Delinquencies as a percentage of Private Education Loans in repayment		4.8%		5.0%		6.3%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.0%		2.9%		3.9%

Cosigner rate(4)		50%		53%		58%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Excluding Private Education Refinance Loans, which do not have a cosigner, the cosigner rate was 65% for the third-quarter 2019, second-quarter 2019 and third-quarter 2018.

Allowance for Loan Losses

Our allowance for Private Education Loan losses does not include Purchased Credit Impaired (“PCI”) loans as those loans are separately reserved for, as needed. Related to the $2.8 billion of Purchased Non-Credit Impaired Loans acquired in 2017 at a discount, there is no allowance for loan losses established as of September 30, 2019, as the remaining purchased discount associated with the Private Education Loans of $281 million as of September 30, 2019 remains greater than the incurred losses. However, in accordance with our policy, there was $3 million, $4 million and $2 million of both charge-offs and provision recorded for Purchased Non-Credit Impaired Loans in the three months ended September 30, 2019, June 30, 2019 and September 30, 2018, respectively, and $10 million and $12 million in the nine months ended September 30, 2019 and 2018, respectively.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Allowance at beginning of period	$1,151	$1,178	$1,297	$1,201	$1,297
Provision for Private Education Loan losses:
Purchased Non-Credit Impaired Loans, acquired at a discount	3	4	2	10	12
Remaining loans	53	56	73	174	212

Total provision	56	60	75	184	224
Charge-offs:
Net adjustment resulting from the change in the charge-off rate(1)	(21)	—	(32)	(21)	(32)
Net charge-offs remaining(2)	(87)	(87)	(116)	(267)	(269)

Total charge-offs(2)	(108)	(87)	(148)	(288)	(301)
Reclassification of interest reserve(3)	2	1	2	5	6
Loan sales	—	(1)	—	(1)	—

Allowance at end of period	$1,101	$1,151	$1,226	$1,101	$1,226

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	1.6%	1.6%	2.1%	1.6%	1.6%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(1)	.4%	—%	.6%	.1%	.2%
Allowance coverage of charge-offs (annualized)	2.6	3.3	2.1	2.9	3.0
Allowance as a percentage of the ending total loan balance	4.7%	4.9%	5.0%	4.7%	5.0%
Allowance as a percentage of ending loans in repayment	5.1%	5.4%	5.6%	5.1%	5.6%
Ending total loans(4)	$23,593	$23,406	$24,469	$23,593	$24,469
Average loans in repayment	$21,549	$21,854	$22,158	$21,819	$22,367
Ending loans in repayment	$21,655	$21,439	$21,997	$21,655	$21,997

(1)

In third-quarter 2018, the portion of the loan amount charged off at default on our Private Education Loans increased from 79% to 80.5% and in third-quarter 2019, it increased from 80.5% to 81%. These changes resulted in a $21 million and $32 million reduction to the balance of the receivable for partially charged-off loans in third-quarter 2019 and third-quarter 2018, respectively.

(2)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(3)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(4)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

In establishing the allowance for Private Education Loan losses as of September 30, 2019, we considered several factors with respect to our Private Education Loan portfolio. Excluding the $21 million and $32 million related to changing the charge-off rate on defaulted loans, charge-offs decreased $29 million. Loan delinquencies greater than 90 days decreased by $148 million and forbearances decreased by $232 million compared with the year-ago quarter. Outstanding non-Refinance Private Education Loans decreased $3.4 billion from the year-ago quarter. These factors primarily resulted in the $19 million decrease in provision.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered.

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans (GAAP-basis and Core Earnings-basis are the same).

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Receivable at beginning of period	$640	$657	$724	$674	$760
Expected future recoveries of current period defaults(1)	18	18	29	56	68
Recoveries(2)	(31)	(33)	(33)	(98)	(107)
Charge-offs(3)	(24)	(2)	(32)	(29)	(33)

Receivable at end of period	$603	$640	$688	$603	$688

(1)	Represents our estimate of the amount to be collected in the future.

(2)	Current period cash collections.

(3)

Represents the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. In addition, in third-quarter 2018 the portion of the loan amount charged off at default increased from 79% to 80.5% and in third-quarter 2019 it increased from 80.5% to 81%. These changes resulted in a $21 million and $32 million reduction to the balance of the receivable for partially charged-off loans in third-quarter 2019 and third-quarter 2018, respectively. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $1.5 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash, investments and unencumbered FFELP Loan portfolio, the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan facilities, issue term asset-backed securities (“ABS”), enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Loans. We also have purchased and may purchase, in future periods, Private Education Loan and FFELP Loan portfolios from third parties. Those originations and purchases are a part of our ongoing liquidity needs. We repurchased 9.7 million shares of common stock for $130 million in the third quarter of 2019 and have $77 million of remaining share repurchase authority as of September 30, 2019.

SOURCES OF LIQUIDITY AND AVAILABLE CAPACITY

Ending Balances

(Dollars in millions)	September 30, 2019	June 30, 2019	September 30, 2018
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,583	$1,746	$2,145
Unencumbered FFELP Loans	206	256	325

Total GAAP and Core Earnings basis	$1,789	$2,002	$2,470

Average Balances

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,409	$1,171	$1,533	$1,192	$1,584
Unencumbered FFELP Loans	300	490	658	475	725

Total GAAP and Core Earnings basis	$1,709	$1,661	$2,191	$1,667	$2,309

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan-other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of September 30, 2019, June 30, 2019, and September 30, 2018, the maximum additional capacity under these facilities was $1.4 billion, $1.1 billion and $2.6 billion, respectively. For the three months ended September 30, 2019, June 30, 2019 and September 30, 2018, the average maximum additional capacity under these facilities was $1.2 billion, $1.3 billion and $1.9 billion, respectively. For the nine months ended September 30, 2019 and 2018, the average maximum additional capacity under these facilities was $1.2 billion and $1.9 billion, respectively. As of September 30, 2019, the maturity dates of the FFELP Loan-other facilities ranged from November 2019 to April 2021.

Liquidity may also be available from our Private Education Loan asset-backed commercial paper (“ABCP”) facilities. Maximum borrowing capacity under the Private Education Loan-other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered Private Education Loans. As of September 30, 2019, June 30, 2019 and September 30, 2018, the maximum additional capacity under these facilities was $306 million, $1.3 billion and $108 million, respectively. For the three months ended September 30, 2019, June 30, 2019 and September 30, 2018, the average maximum additional capacity under these facilities was $1.2 billion, $1.4 billion and $608 million, respectively. For the nine months ended September 30, 2019 and 2018, the average maximum additional capacity under these facilities was $1.2 billion and $738 million, respectively. As of September 30, 2019, the maturity dates of the Private Education Loan facilities ranged from October 2019 to December 2021.

At September 30, 2019, we had a total of $5.8 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $2.7 billion of our unencumbered tangible assets of which $2.5 billion and $206 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of September 30, 2019, we had $8.3 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). Since the fourth quarter of 2015, we have closed on $4.1 billion of Private Education Loan ABS Repurchase Facilities. These repurchase facilities are collateralized by Residual Interests in previously issued Private Education Loan ABS trusts. These are examples of how we can effectively finance previously encumbered assets to generate additional liquidity in addition to the unencumbered assets we traditionally have encumbered in the past. Additionally, these repurchase facilities had a cost of funds lower than that of a new unsecured debt issuance.

For further discussion of our various sources of liquidity, our access to the ABS market, our asset-backed financing facilities, and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Annual Report on Form 10-K for the year ended December 31, 2018.

The following table reconciles encumbered and unencumbered assets and their net impact on GAAP total tangible equity.

(Dollars in billions)	September 30, 2019	June 30, 2019	September 30, 2018
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$4.5	$4.4	$4.6
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	3.8	3.7	5.1
Tangible unencumbered assets(1)	5.8	5.9	6.6
Senior unsecured debt	(10.5)	(10.5)	(12.9)
Mark-to-market on unsecured hedged debt(2)	(.5)	(.4)	.1
Other liabilities, net	(.6)	(.6)	(.5)

Total tangible equity — GAAP Basis	$2.5	$2.5	$3.0

(1)	At September 30, 2019, June 30, 2019 and September 30, 2018, excludes goodwill and acquired intangible assets, net, of $763 million, $769 million and $792 million, respectively.

(2)

At September 30, 2019, June 30, 2019 and September 30, 2018, there were $425 million, $341 million and $(133) million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).